Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D1 Convertible PREFERRED STOCK,

SERIES D2 CONVERTIBLE PREFERRED STOCK,

AND

SERIES D3 CONVERTIBLE PREFERRED STOCK

OF

INTERACTIVE STRENGTH Inc.

Pursuant to Section 151
of the General Corporation Law of the State of Delaware (the “DGCL”)

I, the Chief Executive Officer of Interactive Strength Inc., a corporation organized and existing under the DGCL (the “Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation, dated May 2, 2023, as amended, the Board has duly approved and adopted the following resolution on February 18, 2026, and the resolution was adopted by all necessary action on the part of the Corporation:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation, dated May 2, 2023, as amended, of the Corporation (the “Certificate of Incorporation”), provides for a class of the Corporation’s authorized stock known as Preferred Stock, consisting of 200,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board is authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof; and

WHEREAS, the Board deems it in the best interest of the Corporation and its stockholders to establish and fix the number of shares to be included in three (3) series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

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NOW, THEREFORE, BE IT:

RESOLVED, that pursuant to the authority conferred upon the Board by the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board does hereby provide for the issue of three (3) series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

Article 1

DESIGNATION; Original Issue Price

Section1.1 Designation. There shall be (a) a series of Preferred Stock that shall be designated as “Series D1 Convertible Preferred Stock,” par value $0.0001 per share (the “Series D1 Preferred Stock”) and the number of shares constituting such series shall be 4,750,000, (b) a series of Preferred Stock that shall be designated as “Series D2 Convertible Preferred Stock,” par value $0.0001 per share (the “Series D2 Preferred Stock”), and the number of shares constituting such series shall be 1,000,000, and (c) a series of Preferred Stock that shall be designated as “Series D3 Convertible Preferred Stock,” par value $0.0001 per share (the “Series D3 Preferred Stock”), and the number of shares constituting such series shall be 500,000. The rights, preferences, powers, restrictions, and limitations of each of the Series D1 Preferred Stock, Series D2 Preferred Stock, and Series D3 Preferred Stock (sometimes referred to collectively, as the “Series D Preferred Stock”) shall be as set forth herein.

Section 1.2 Original Issue Price. Each share of Series D Preferred Stock shall have an original issue price of $2.00 subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares (the “Original Issue Price”).

Article 2

LIQUIDATION PREFERENCE

Section 2.1
Preferential Payments to Holders of Series D Preferred Stock. In the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock then outstanding shall be each be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and (b) a Deemed Liquidation Event (as defined below), the holders of shares of Series D Preferred Stock then outstanding shall each be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event, on a pari passu basis, and simultaneously with any payments to any holder of Preferred Stock, based on their respective Liquidation Amounts (as defined below), and before any payment shall be made to the holders of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), by reason of their ownership thereof, an amount per share of Series D Preferred Stock equal to the lesser of (i) the Original Issue Price, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable

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had all shares of Series D Preferred Stock been converted into Common Stock pursuant to Section 4.1 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series D Preferred Stock and any other series of Preferred Stock ranking pari passu with respect to liquidation shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
Section 2.2
Deemed Liquidation Events. Each of the following events shall be considered a “Deemed Liquidation Event”:
(a)
a merger, consolidation, statutory conversion, reorganization, share exchange or other transaction or series of related transactions which:
(i)
the Corporation is a constituent party and the holders of capital stock of the Corporation immediately prior to such transaction do not continue to hold, immediately following such transaction, at least a majority of the voting power of the surviving or acquiring entity (or its parent), provided, however, a transaction where the entire consideration paid by the Company is equity shall not be deemed a Deemed Liquidation Event for purposes of this Section 2.2(a)(i); or
(ii)
any Person (within the meaning of Section 13(d) of the Exchange Act) becomes the beneficial owner of more than fifty percent (50%) of the voting power of the Corporation;
(b)
any sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole; and
(c)
any reclassification or recapitalization of the capital stock of the Corporation that results in a material adverse change in the economic rights of the holders of Series D Preferred Stock.
Section 2.3
Amount Deemed Paid or Distributed. Notwithstanding anything herein to the contrary, upon the occurrence of any Deemed Liquidation Event, the holders of Series D Preferred Stock shall be entitled to receive the applicable Liquidation Amount in cash. The Corporation shall not consummate any Deemed Liquidation Event unless provision has been made for the payment in full of such Liquidation Amount in cash contemporaneously with the closing of such transaction.

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Article 3

VOTING

The shares of Series D Preferred Stock shall not be entitled to any voting rights, other than any vote required by law or the Certificate of Incorporation.

Article 4

CONVERSION
Section 4.1
Conversion.
(a)
Right to Convert. Subject to the terms of Section 4.4, the applicable legal and regulatory requirements, including, without limitations, the Nasdaq Stock Market’s listing requirements, and as otherwise set forth in this Certificate of Designation, commencing on May 3, 2027, with respect to the Series D1 Preferred Stock and Series D2 Preferred Stock, and May 1, 2028, with respect to the Series D3 Preferred Stock (in each case, the “Conversion Date”), each share of Series D Preferred Stock shall, without the payment of additional consideration by the holder thereof, convert at the applicable Conversion Date, into shares of Common Stock pursuant to Section 4.2. For the avoidance of doubt, if required by the rules of Nasdaq, no such conversion shall occur until after the occurrence of a duly called meeting of the stockholders of the Corporation, with the necessary quorum of stockholders represented, voting in favor of a proposal to issue shares above the Nasdaq Percentage Limitation (as defined in Section 4.4) (a “Rule 5635 Stockholder Meeting”), and if such stockholder approval is not obtained prior to May 1, 2027, the shares of Series D Preferred Stock held by each holder thereof shall, on or after the applicable Conversion Date, automatically convert only to the extent of such holder’s shares of Series D Preferred Stock, as applicable, multiplied by the “Pro Rata Portion”. For purposes hereof, the term “Pro Rata Portion” shall mean the ratio of (1) the value of (a) the number of shares of Common Stock equal to the Nasdaq Percentage Limitation multiplied by (b) the D1 Conversion Price, divided by (2) the value of the Stockholder Equity Consideration (as defined in that certain Agreement and Plan of Merger, dated February 18, 2026, by and among the Corporation and the other parties thereto (the “Merger Agreement”)). Any shares not so converted on the applicable Conversion Date shall be automatically redeemed in accordance with Article 6. For the avoidance of doubt, any limitation on conversion pursuant to the Nasdaq Percentage Limitation shall apply solely to the extent necessary to comply with such limitation and shall not operate to reduce the number of shares of Series D Preferred Stock outstanding or otherwise prejudice the rights of any holder with respect to any shares not so converted. Any shares of Series D Preferred Stock that are not converted as a result of the Nasdaq Percentage Limitation shall remain outstanding to the extent contemplated by Article 6.
(b)
Automatic Conversion. Upon the effectiveness of the conversion of any shares of Series D Preferred Stock pursuant to Section 4.1(a), such shares shall automatically convert into shares of Common Stock without any written notice, election or other action required by any holder thereof. Such conversion shall be deemed effective as

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of the applicable conversion date, regardless of the date on which any certificates are surrendered or any book-entry positions are updated.
(c)
If such holder’s shares of Series D Preferred Stock are certificated, such holder shall surrender his, her or its certificate or certificates for such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation) at the office of the transfer agent for the Series D Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent); provided, however, that the failure to surrender any such certificate shall not delay or affect the effectiveness of such conversion or the issuance of shares of Common Stock.
(d)
All rights with respect to any share of Series D Preferred Stock converted pursuant to Section 4.1(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), shall terminate upon conversion of such share, except only the rights of the holders thereof to receive the shares of Common Stock issuable upon such conversion and any declared but unpaid dividends thereon.
(e)
The Corporation shall, as soon as practicable and in any event within two (2) Trading Days following the applicable conversion date, issue and deliver to such holder, or to his, her or its nominees, evidence of the issuance of the full number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, and shall pay any declared but unpaid dividends on the shares of Series D Preferred Stock so converted.
(f)
Such converted Series D Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation shall take such actions as may be necessary to reflect such retirement and cancellation promptly and without the need for stockholder action.
Section 4.2
Conversion Ratio. At the time of any conversion, each share of Series D Preferred Stock that has been converted shall convert into such whole number of fully paid and non-assessable shares of Common Stock, as is determined by dividing the Original Issue Price by the quotient of (x) the Conversion Price (defined below) divided by (y) the D1 Scaling Factor, D2 Scaling Factor, or D3 Scaling Factor, as applicable. The “Conversion Price” applicable to the Series D Preferred Stock shall be an amount per share of Common Stock equal to the volume weighted average price (“VWAP”) of the Common Stock on the Principal Market (as defined below) for the ten (10) consecutive Trading Days (as defined below) immediately preceding the applicable Conversion Date, as reported by Bloomberg (or, if Bloomberg no longer reports such information, a reputable nationally recognized reporting service reasonably acceptable to the Corporation), unless the VWAP is less than the Minimum Price (as defined in Nasdaq Stock Market Listing Rule 5635(d)) as of the close of trading on April 30, 2027, with respect to the Series D1 Preferred Stock and Series D2 Preferred Stock, and April 28, 2028, with respect to the Series D3 Preferred Stock (or, if such rule is no longer in effect, such equivalent successor rule or regulation then in effect), then it shall be set at the Minimum Price. For purposes of this definition, “Principal Market” means the Nasdaq Capital Market or such other trading market on which the Common Stock is then listed or quoted for trading, and “Trading Day” means any day on which

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such market is open for the transaction of business. For purposes of this Section 4.2, the following terms shall have the meanings set forth below:

“D1 Scaling Factor” means the quotient obtained by dividing (i) the product of (A) 2026 Free Cash Flow (as defined in the Merger Agreement) and (B) 3.3 by (ii) $9,500,000, provided that such quotient shall not be less than 0.5526 and shall not exceed 1.000.

“D2 Scaling Factor” means the quotient obtained by dividing (i) the product of (A) the amount by which 2026 Free Cash Flow (as defined in the Merger Agreement) exceeds $2,878,788 and (B) 3.3 by (ii) $2,000,000, provided that such quotient shall not be less than 0.000 and shall not exceed 1.000.

“D3 Scaling Factor” means the quotient obtained by dividing (i) the product of (A) the amount by which 2027 Free Cash Flow (as defined in the Merger Agreement) exceeds $3,500,000 and (B) 1.0 by (ii) $1,000,000, provided that such quotient shall not be less than 0.000 and shall not exceed 1.000.

Section 4.3
Number of Shares Issuable Upon Conversion. Subject to the terms of Section 4.4, the applicable legal and regulatory requirements, including, without limitation, the Nasdaq Stock Market’s listing requirements, and as otherwise set forth in this Certificate of Designation, the number of shares of Common Stock issuable to a holder of Series D Preferred Stock upon conversion of such Series D Preferred Stock shall be the nearest whole share, after aggregating all fractional interests in shares of Common Stock that would otherwise be issuable upon conversion of all shares of Series D Preferred Stock being converted by such holder (with any fractional interests after such aggregation representing 0.5 or greater of a whole share being entitled to a whole share). For the avoidance of doubt, no fractional interests in shares of Common Stock shall be created or issuable as a result of the conversion of the Series D Preferred Stock.
Section 4.4
Stockholder Approval Conversion Restriction. Notwithstanding anything to the contrary herein, unless the required approval is obtained at a Rule 5635 Meeting, with such Rule 5635 Meeting required to take place prior to the Conversion Date (excluding, for the avoidance of doubt, any shares of Common Stock issued or issuable upon conversion of the Series D Preferred Stock and any shares of Common Stock issued in a transaction related to the issuance of Series D Preferred Stock that is the subject of such conversion), no shares of Series D Preferred Stock shall be converted into shares of Common Stock, if (A) (i) such shares of Series D Preferred Stock were issued in connection with the Corporation’s acquisition of the stock or assets of another company (an “Acquisition”), and (ii) such conversion would result in the total number of shares of Common Stock issued in connection with such Acquisition (including any shares of Common Stock previously issued in connection with the Acquisition, whether in connection with a prior conversion of shares of Series D Preferred Stock or otherwise) exceeding the lesser of (i) 19.99% of the number of shares of Common Stock outstanding or (ii) 19.99% of the voting power outstanding, before the closing date of the Acquisition (the “Nasdaq Percentage Limitation”); (B) the number of shares of Common Stock issued or to be issued is or will result in a change of control of the Corporation under the Nasdaq listing requirements; or (C) such conversion would otherwise require stockholder approval under the Nasdaq listing requirements, including Nasdaq Listing Rule 5635. For the avoidance of doubt, (x) any conversion on or after the applicable Conversion Date, in which shares of Common Stock above the Nasdaq

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Percentage Limitation are to be issued, shall be subject to the restrictions set forth in this Section 4.4 and shall not occur unless and until the requisite stockholder approval has been obtained in accordance with this Section 4.4, and (y) if the requisite stockholder approval is not obtained, each holder of shares of Series D Preferred Stock shall, on or after the Conversion Date, be permitted to convert its applicable portion of its shares of Series D Preferred Stock into such holder’s pro rata portion of the number of shares of Common Stock equal to the Nasdaq Percentage Limitation, in the aggregate and the shares not so converted shall remain outstanding and continue to be subject to redemption in accordance with Article 6.
Section 4.5
Mechanics of Conversion.
(a)
Reservation of Shares. The Corporation shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D1 Preferred Stock, Series D2 and Series D3 Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price for the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non‑assessable shares of Common Stock at such adjusted Conversion Price.
(b)
Effect of Conversion. All shares of Series D Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.
(c)
No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
(d)
Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock

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upon conversion of shares of Series D Preferred Stock pursuant to this Section 4.5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
Article 5

CERTAIN ADJUSTMENTS
Section 5.1
Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price of the Series D Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issuance Date combine the outstanding shares of Common Stock, the Conversion Price of Series D Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.
Section 5.2
Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price of the Series D Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock then in effect by a fraction:
(a)
the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(b)
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion

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Price of the Series D Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock shall be adjusted pursuant to this Section 5.2 as of the time of actual payment of such dividends or distributions; (b) no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock had been converted into Common Stock on the date of such event; and (c) no such adjustment shall be made if such adjustment would result in the requirement to obtain the consent of a majority of the then outstanding shares of Common Stock in connection with the conversion of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock pursuant to Section 4.4.

Section 5.3
Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Series D Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock had been converted into Common Stock on the date of such event.
Section 5.4
Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series D Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 5.2 or Section 5.3), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Section 4.5 and Article 5 with respect to the rights and interests thereafter of the holders of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock, to the end that the provisions set forth in Section 4.5 and Article 5 (including provisions with respect to changes in and other adjustments of the Conversion Price of Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock.

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Section 5.5
Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock pursuant to Section 4.5 and Article 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series D Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock held by such holder, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock.
Section 5.6
Notice of Record Date. In the event:
(a)
the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or series or any other securities, or to receive any other security;
(b)
of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or
(c)
of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

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Article 6

redemption
Section 6.1
Triggering Event. “Triggering Event” means the occurrence of any of the following: (a) the Common Stock ceases to be listed for trading on the Nasdaq Stock Market Exchange (or any successor national securities exchange) (a “Delisting Event”), (b) the commencement by or against the Corporation of any voluntary or involuntary bankruptcy, insolvency, receivership or similar proceeding, or entry of an order for relief in respect thereof (a “Bankruptcy Event”), (c) the Corporation admits in writing its inability to pay its debts generally as they become due, or makes a general assignment for the benefit of creditors, (d) the Corporation fails to issue and deliver shares of Common Stock upon conversion of any shares of Series D Preferred Stock in accordance with the terms of this Certificate of Designation (other than solely as a result of compliance with Section 4.4), (e) the Corporation fails to file, cause to be declared effective, or maintain the effectiveness of any registration statement required to be filed for the resale of shares of Common Stock issuable upon conversion of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock in accordance with the terms of the Registration Rights Agreement attached to the Merger Agreement as Exhibit G thereto, and such registration statement is not available for use on the applicable Conversion Date, (f) the Corporation’s failure to obtain, at a duly called meeting of stockholders, the stockholder approval required under Nasdaq Listing Rule 5635 (or any successor rule) for the issuance of shares of Common Stock upon conversion of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock on or prior to May 1, 2027, but in such case, only to the extent of any shares of Series D1 Preferred Stock, Series D2 Preferred Stock or Series D3 Preferred Stock not automatically converted, (g) any shares of Series D Preferred Stock remain outstanding after December 31, 2027 or (h) the Corporation’s material breach of any affirmative or negative covenant set forth in this Certificate of Designation, which breach remains uncured for a period of ten (10) days following written notice thereof from the holders of a majority of the outstanding shares of Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock (the “Required Holders”).
Section 6.2
Redemption Amount. Notwithstanding anything herein to the contrary, upon the occurrence of a Triggering Event, the Corporation shall automatically redeem all outstanding shares of Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock for a redemption price equal to the Original Issue Price multiplied by the number of shares of Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock being redeemed (the “Redemption Amount”), and such Redemption Amount shall become immediately due and payable in cash upon the occurrence of such Triggering Event, without any notice, cure period or conversion requirement.

ARTICLE 7

COVENANTS

Section 7.1 Incurrence of Indebtedness. The Corporation shall not, directly or indirectly, (i) incur or guarantee, assume or suffer to exist any Indebtedness in respect of any acquisition of the stock, assets or business of any other entity or (ii) incur any Indebtedness if the

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amount thereof would exceed $10,000,000 without the prior written consent of the Required Holders. For the avoidance of doubt, the Corporation’s subsidiaries may incur or guarantee, assume or suffer to exist any Indebtedness in respect of any acquisition by such subsidiary, provided, however, that the Corporation shall not be permitted to guarantee such Indebtedness without the prior written consent of the Required Holders. “Indebtedness” shall mean without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles consistently applied for the periods covered thereby (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with United States generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any person, even though the person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

ARTICLE 8

OTHER PREFERENCES AND RIGHTS

Section 8.1 The shares of the Series D1 Preferred Stock, Series D2 Preferred Stock and Series D3 Preferred Stock shall have no other preferences, rights, restrictions or qualifications, except as otherwise provided by law or the Certificate of Incorporation.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed as of this 5th day of March, 2026.

INTERACTIVE STRENGTH INC.

By: /s/ Trent Ward
Name: Trent Ward
Title: Chief Executive Officer

[Signature Page to Series D1, D2 and D3 Preferred Stock Certificate of Designation]

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